Exhibit 10.23

AIRCRAFT MANAGEMENT AND

JOINT USE AGREEMENT

1.             PARTIES:

Whereas,

Longtail Aviation Ltd. (referred to herein as “Longtail”), is in the business of providing aircraft management services to aircraft owners;

Flagstone Westwind Holdings Limited a Bermuda exempted company limited by shares, existing under the laws of Bermuda (referred to herein as “OWNER”), is the owner or lessee of a certain Israel Aircraft Industries Westwind 1124A aircraft, serial number 337, Bermuda registration number VP-BLT (referred to herein as “the Aircraft”);

The rules applicable to operations conducted by Longtail pursuant to this Agreement include JAR-OPS 1, AN(OT)O, Bermuda Airworthiness Requirements, and other regulations applicable to Bermuda–registered aircraft operated in Public Transport and Private operations (hereinafter referred to as “Applicable Regulations”); and

This Aircraft Management and Joint Use Agreement (referred to herein as “this Agreement”) is entered into as of the 1st day of August, 2006, by and between OWNER and Longtail.

2.             USE OF AIRCRAFT IN AIR CARRIAGE

2.1.         Under and subject to the terms and conditions set forth in this Agreement, OWNER hereby grants to Longtail the non-exclusive right to use and operate the Aircraft in Private and Public Transport operations during the term of this Agreement, and OWNER hereby grants to Longtail the rights to use and exercise operational control over the Aircraft during the term of this Agreement and under the terms set forth herein.

2.2.         OWNER shall deliver the Aircraft at OWNER’s expense, in good repair, condition and working order to Longtail at the Bermuda International Airport, or at such other place as may be mutually agreed upon. The aircraft shall have a current Bermuda Certificate of Airworthiness, and shall have documentation which demonstrates that the Aircraft is in all respects airworthy and mechanically suitable for immediate operation and use under the Applicable Regulations.

Longtail Aviation Ltd.

Suite 113, MPA Hangar, Southside, St. David’s  DD02, Bermuda Mailing Address: P O Box DD310,

St. David’s DDBX, Bermuda

Tel: +1 441-293-5971   Fax: +1 441-293-5972   Web Site: www.longtailaviation.bm

BDA/AOC/0104

3.             TERM:

3.1.         The Term of this Agreement shall commence on the date first above-written, and shall be for an initial period of twenty four (24) calendar months. Thereafter, the Term shall be renewed automatically for successive periods of 12 months unless terminated under the provisions of this Agreement. Beginning with first renewal, either party shall have the right to cancel this Agreement without cause upon written notice to the other, ninety (90) days prior to the renewal date.

3.2.         In the event of the sale of the Aircraft by OWNER, OWNER shall have the right to terminate this Agreement upon ninety days written notice to Longtail. OWNER shall honor all charter commitments booked by Longtail for the aircraft during either such notice period, or shall reimburse Longtail for all of its costs and expenses in providing alternative equivalent or better transportation to enable Longtail to meet such commitments.

4.             MANAGEMENT FEES AND AIRCRAFT EXPENSES:

4.1.         OWNER shall pay Longtail a management fee of Six Thousand ($6,000) Dollars per month during the term of this Agreement.

4.2.         OWNER shall bear all maintenance expenses incurred in connection with the operation of the Aircraft. Maintenance expenses borne by OWNER shall include, without limitation, all required inspections, inspections to determine or verify the Aircraft’s conformity to the requirements of the Applicable Regulations, parts replacement due to normal wear and tear, MSP and the costs associated with documenting and tracking the Aircraft’s initial maintenance status and continuing airworthiness (Continuous Airworthiness Maintenance Program (“CAMP”) or an equivalent thereto) under the Applicable Regulations.

4.3.         OWNER shall bear all fuel expenses incurred in the operation of the Aircraft. Longtail shall make a reasonable attempt to locate fuel for the Aircraft at the most competitive price per gallon subject to other operational constraints and in the same way it manages other aircraft. The benefit of any fuel discount or rebate program will be passed on to OWNER 100%.

4.4.         OWNER shall provide and maintain as needed an advance of $250,000 on account for expenses, on the inception date of this contract, and shall maintain an advance of this amount quarterly throughout the contracts life, so as to allow Longtail to make payments on OWNERS behalf of the expenses described in this Agreement.

4.5.         Within Fifteen (15) days after the end of each month during the Term of this Agreement, Longtail shall deliver to OWNER an accounting of Aircraft hours flown and charter revenue. Payments due OWNER hereunder shall become due and payable thirty days after the end of the month in which the obligation for payment accrues, to the extent they exceed the quarterly advance described in 4.4.

4.6.         Longtail shall prepare financial statements of OWNER, to the reasonable satisfaction of the parent company of OWNER, and shall cooperate and assist with the parent company’s audit and internal audit processes.

4.7.         The cost of providing up to 3 flight crew in connection with the operation of the Aircraft shall be billed to and paid by OWNER. Flight crewmembers shall at all times be under the exclusive control of Longtail. In the event that a crewmember the cost of whom is assigned to OWNER is used by Longtail in an aircraft other than the Aircraft, Longtail shall pay OWNER for such use at the rate of $300 per day or portion thereof.

4.8.         OWNER shall bear all hangar expenses incurred in the operation of the Aircraft, except to the extent that such expenses can be re-billed to charter customers. Longtail shall make a reasonable attempt to locate hangar rent for the Aircraft at the best competitive price whenever such hangar space is needed or requested by OWNER. Longtail will provide hangar space for the Aircraft in Bermuda for $6,000 per month or as otherwise notified to OWNER from time to time in advance.

4.9.         Owner shall bear all costs of landing fees, catering, aircraft supplies, airport fees, navigation fees and handling charges incurred in connection with the operation of the Aircraft for Owner.

4.10.       OWNER shall bear the cost of providing and keeping current a complete set of navigation manuals for the Aircraft, including coverage for the United States, Canada, Latin America and South America, and the cost of providing and keeping current navigation databases for all navigation equipment installed in the Aircraft.

4.11.       OWNER shall bear the cost of providing, inspecting and re-certifying all necessary and appropriate emergency equipment for the Aircraft, including all such equipment installed in the Aircraft by the manufacturer, all such equipment required by Applicable Regulations for extended over-water operations under JAR OPS 1, and all such equipment requested by OWNER or deemed necessary and appropriate by Longtail, including life jackets, life raft, pyrotechnic signaling devices, portable emergency oxygen, passenger oxygen masks, EROS crew oxygen masks, at least two (2) flight crew smoke/fire hoods, one (1) Halon 1211 and one (1) Halon 1301 fire extinguishers, one JAR OPS compliant First Aid Kit, one JAR OPS compliant Emergency Medical Kit, and one (1) portable de-fibrillator. OWNER shall also bear the cost of training and re-training crewmembers in the use of all such equipment.

4.12.       OWNER shall pay the cost of training at SimuFlite or FlightSafety for up to three (3) crewmembers. All other required flight training (e.g., Line Checks, supervised Line Flying) may be accomplished in the Aircraft, and OWNER agrees to make the Aircraft available at no charge for this purpose as necessary. Required checkrides performed by Longtail Line Training Captains will be billed at the rate of $500.00 per checkride. Longtail will make reasonable efforts to accomplish day and night landing currency requirements in the simulator, but may use the aircraft for this purpose when strictly necessary.

4.13.       Longtail shall be responsible for and shall pay when due any and all fines or penalties which may be imposed in connection with the operation of the aircraft, except to the extent that such fines or penalties are imposed in connection with operations conducted by OWNER or as a result of actions of its officers, directors, members or shareholders.

4.14.       Interest shall accrue at the rate of 6 (6%) percent per annum on all sums owed by either party to the other, beginning on the date that such amount becomes due and payable hereunder.

5.            CHARTER USE OF THE AIRCRAFT

5.1.         On a per trip basis Longtail shall pay OWNER $2,000 per charter hour flown.

6.             OWNER’S RIGHT TO USE THE AIRCRAFT:

6.1.         OWNER may schedule the Aircraft for use in the same manner as charter customers, using Longtail’s normal scheduling procedures. Such flights may be conducted on behalf of Owner by Longtail as Public Transport flights, and in this event Longtail will maintain operational control of the aircraft during such flights.

6.2.         Subject to the terms of this Agreement and subject to Aircraft availability and prior booking, OWNER retains the right to schedule and operate the Aircraft for its own purposes during the term of this Agreement, and to assume operational control of the aircraft during such flights. OWNER shall be solely responsible, during any such flights, to verify and ensure the continuing airworthiness of the Aircraft and the compliance with all Applicable Regulations in connection with any such flights. During any such operations, OWNER shall be responsible to liase with Longtail’s Technical Director with respect to any airworthiness issues and/or the correction thereof which may arise during the flight. At the conclusion of any such operations, OWNER shall be responsible to report any uncorrected airworthiness defects to Longtail’s Technical Director.

6.3.         OWNER may require Longtail to cancel a charter to conduct a flight for OWNER, on at least 12 hours notice. In this case, OWNER will pay to Longtail the cost of conducting the flights in an alternative aircraft, including any lost profit margin to Longtail.

6.4.         In the event either party fails to return the Aircraft to the other party, unless such failure is caused by emergency maintenance or weather delays, according to a prearranged schedule of use, the other party agrees to indemnify and hold harmless the injured party from all costs, expenses and/or legal liability associated with the failure to return the Aircraft as scheduled.

7.             INSURANCE:

7.1.         OWNER shall provide and maintain aircraft insurance in amounts which meet Longtail’s requirements and to the extent customary in the operation of similar aircraft for similar purposes. All such insurance shall be maintained at the sole cost and expense of OWNER and shall list OWNER and Longtail, as their interests may appear, as named insureds. Longtail shall be furnished with a copy of the policy and all endorsements thereon.

7.2.         The Aircraft hull shall be covered in the amount of not less than One Million Five Hundred ($1,500,000.00) Dollars. Liability insurance shall be in an amount not less than One Hundred Fifty Million ($150,000,000) Dollars.

7.3.         All such policies of insurance shall provide that they will not be canceled except upon 30 days prior written notice to OWNER and Longtail. OWNER may provide such insurance through Longtail’s fleet policy, or may provide such coverage through its own sources or agents, at OWNER’s sole option, but in any event all costs of such coverage shall be borne solely by OWNER.

8.             WARRANTIES AND REPRESENTATIONS:

8.1.         Longtail hereby represents and warrants to OWNER that it will operate the Aircraft under a current and valid Bermuda Air Operator Certificate and in accordance with the Applicable Regulations, as those Regulations are applicable to the operation being conducted. Longtail wil maintain the Air Operator’s Certificate at its own expense.

8.2.         Longtail will not permit the Aircraft to be used except for lawful purposes. Longtail shall not permit the Aircraft to be loaded, used, operated, maintained or stored negligently, improperly or in violation of any law. Longtail will always use and operate the Aircraft in a manner which will not cause or permit cancellation or suspension of any FAA or Bermuda Certificate, registration or any insurance policy required to be in effect under this Agreement.

8.3.         Longtail will not permit the Aircraft to be operated by other than currently qualified, rated and certified pilots and crew. Such pilots will have at least the minimum total pilot hours required by carriers of insurance on the Aircraft and will meet all requirements of insurers and Applicable Regulations.

8.4.         Longtail represents and warrants that it is a corporation limited by shares duly organized, validly existing and in good standing under the laws of Bermuda, and that it has full power to execute and deliver this Agreement and is appropriately authorized under its terms. OWNER represents and warrants that it is a corporation limited by shares duly organized, validly existing and in good standing under the laws of Bermuda, and that it has full power to execute and deliver this Agreement and is appropriately authorized under its terms.

9.             RECORD OF FLIGHT TIMES, INSPECTIONS AND REVENUE DOCUMENTS:

Longtail will maintain copies of all appropriate records of the Aircraft, including, but not limited to, flight time and number of landing cycles, and shall make such records available for inspection by OWNER upon notice during Longtail’s normal business hours. Should OWNER require an independent audit of these records, such audit will be performed at OWNER’s expense.

10.           MAINTENANCE OF AIRCRAFT:

10.1.       All inspections, repairs, modifications, airworthiness directives, service bulletins and overhaul work necessary (under the Applicable Regulations or Longtail’s approved manuals and procedures) to maintain the Aircraft in an airworthy condition suitable for operations under the Applicable Regulations shall be performed in accordance with the Applicable Regulations at the direction and under the supervision and control of a qualified individual designated by Longtail as Technical Director.

10.2.       The Technical Director will make reasonable efforts to maintain the Aircraft in the most cost-effective manner. OWNER shall have the right at any time to observe the performance of such maintenance and to inspect and audit any and all records of such maintenance and/or, at OWNER’s sole cost and expense, to hire independent maintenance professionals to perform such observation, review, inspection and/or audit. OWNER understands and acknowledges that some maintenance on the Aircraft will be performed under contract by entities and/or facilities other than Longtail.

10.3.        OWNER agrees to pay such facilities directly and in a timely manner for all maintenance performed on the Aircraft by such facilities according to the terms required by such facilities. Longtail has the right but not the obligation to make any such payments on behalf of OWNER, in which case OWNER shall promptly reimburse Longtail for same. OWNER understands and agrees that any and all maintenance performed by OWNER will be done by appropriately licensed and trained technicians, and will be performed and properly documented in accordance with all Applicable Regulations and in accordance with Longtail’s approved manuals and procedures.

10.4.       OWNER will deliver all maintenance and repair records pertaining to the Aircraft, including a complete and current set of maintenance manuals for the Aircraft, to Longtail when the Aircraft is delivered to Longtail, and will bear the cost of keeping all such manuals and records current; Longtail will, in turn, deliver all such records and manuals, together with those generated during the term of this Agreement, to OWNER upon the termination of this Agreement.

10.5.       Any and all replacement parts, additions or improvements to the Aircraft shall become the exclusive property of the OWNER.

10.6.       Maintenance services during normal business hours will be provided by Longtail at the then-current shop rate, currently $90 per hour, and outside of normal business hours at 150% of that rate. When travel is required, Longtail will charge $300 per travel day per staff member, plus airfare.

11.           LIENS; TAXES:

Longtail shall keep the Aircraft free and clear of all liens and encumbrances, except for any security interests which may be granted to OWNER’s lenders. Longtail shall not be responsible for any sales and/or use taxes which may become due and payable in connection with the purchase of the Aircraft or in connection with payments made to OWNER pursuant to this Agreement.

12.           ACCIDENTS:

Longtail shall attempt to notify OWNER within Twelve (12) hours of any accident or other occurrences which cause damage to the Aircraft or which is required to be reported to the Bermuda Department of Civil Aviation or any carrier of insurance on the Aircraft.

13.           SURRENDER:

Upon expiration or earlier termination of the Agreement, Longtail shall return the Aircraft in good repair, condition and working order, normal wear and tear excepted.

14.           ASSIGNMENT:

This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, personal representatives of, survivors, successors and assigns of the parties hereto, provided, however, that this Agreement shall not be assignable without the consent of the parties hereto, which consent shall not be unreasonably withheld.

15.           DEFAULT:

If either party to this Agreement fails to pay any amount herein provided within Fifteen (15) days after the same is due and payable, or if either party fails to perform any other of its obligations under this Agreement within Fifteen (15) days after the other party shall have demanded in writing performance thereof, the aggrieved party shall have the right but not the obligation:

15.1.       To immediately terminate this Agreement;

15.2.       To declare immediately due and payable all rents and other sums owed due and payable under this Agreement;

15.3.       In the case of default by Longtail, to take possession of the Aircraft or disable it, without further demand or notice, without any court order, and without incurring any liability to Longtail for any damages whatsoever occasioned by such an action, in the event of such repossession, and of effectuating a return of the Aircraft to the airport at which the Aircraft is customarily hangared; and

15.4.       In the case of default by OWNER, to place a mechanic’s lien or other lien on the Aircraft to the extent allowed by applicable law;  and

15.5.       To pursue any other remedy now or hereafter existing at law or equity.

In the event either party takes any action pursuant to this Paragraph 15, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses, and interest at the rate of one and a half percent per month on all amounts not paid when due.

16.           ADDITIONAL DOCUMENTS:

At the request of either party to this Agreement, the other party shall execute and deliver, or cause to be executed and delivered, any documents or take any action reasonably necessary or appropriate to the implementation of the intent of this Agreement, or any assignment thereof.

17.          MISCELLANEOUS:

17.1.       Time is of the essence of this Agreement, and all terms, conditions and covenants contained herein. The Aircraft is and at all times hereunder shall remain the property of OWNER, and Longtail shall have no right, title, or interest therein except as expressly granted hereunder.

17.2.       This Agreement may not be amended orally, but only by written instruments executed and delivered by OWNER and Longtail; provided that a fax, telex, telegram or cable duly acknowledged by a return communication of like or similar kind by the recipient shall be deemed to be a written instrument or notice for purpose of this subparagraph.

17.3.       Paragraph headings are for convenience only and shall have no bearing on the interpretation of any term or provision of the Agreement.

17.4.       In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision in this lease and this lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18.           OTHER DUTIES:

Longtail agrees to arrange for the performance of the following additional services, and to bill OWNER for same at cost: Longtail shall keep aircraft clean inside and out. All damage to aircraft and all maintenance discrepancies shall be repaired or corrected as quickly as possible, it being in the interest of both Longtail and OWNER to have aircraft available for use.

19.           GOVERNING LAW:

This Agreement shall be governed by and construed in accordance with the laws of Bermuda. Should litigation between the parties arise in connection with this Agreement, the prevailing party shall be entitled to reimbursement for reasonable attorney’s fees and expenses.

20.          NOTICES:

20.1.       Any notices, requests and demands in connection with this Agreement shall be in writing, and shall be served either by personal delivery, registered or certified mail, postage prepaid, return receipt requested, or by fax, telex, telegram or cable. Notices shall be delivered to:

Longtail:	LONGTAIL AVIATION LTD.
Suite 113, MPA Hangar
St. Georges Parish
Bermuda DD02

	Attention:	Roger Brydon
Head of Ground Operations

OWNER:	FLAGSTONE WESTWIND HOLDINGS LIMITED
Crawford House
23 Church Street
Hamilton HM 11
Bermuda

	Attention:	Todd White
General Counsel

IN WITNESS WHEREOF, the parties have executed this Agreement as of the month, day and year first above-written.

OWNER:	FLAGSTONE WESTWIND HOLDINGS LIMITED
/s/ James O’Shaughnessy
By: James O’Shaughnessy
Its Director

Longtail:	LONGTAIL AVIATION LTD.
/s/ Anthony Philip
By: Anthony Philip
Its Secretary